Exhibit 99.1

Senomyx Appoints Tom Erdmann to Board of Directors

SAN DIEGO, CA – March 22, 2018 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, has appointed Tom Erdmann to its Board of Directors, effective immediately. In addition, the Company also announced today that one of its directors, Mike Herman, will retire at the end of his current term and not stand for reelection at the Annual Meeting of Stockholders in May 2018. With these changes, Senomyx’s board shall remain comprised of six independent directors and seven directors in total, after the Annual Meeting.

Erdmann brings to Senomyx extensive strategic, business development and commercial experience in the sweetener industry including the launch of the world’s first branded all-natural zero-calorie sweetener. He is currently the General Manager of the Acceligen Division at Recombinetics, Inc. Prior to that, Erdmann spent 35 years with Cargill, Inc., in a broad range of leadership, strategic, finance and commercial positions of increasing responsibilities. Mr. Erdmann was VP, Truvia® Stevia Operations Director and led the strategic development, scale-up, operations and supply chain function during the launch. He also led his company’s strategic relationships with global consumer products group companies and has been involved with all types of sweeteners during his career. Mr. Erdmann holds a Bachelor of Science degree from the Indiana University, School of Business, in Bloomington, Indiana.

"On behalf of the entire leadership team, I would like to welcome Tom Erdmann to our organization," said Kent Snyder, Chairman of the Board of Senomyx. “Tom has an exceptional track record of success in the sweetener market, and Senomyx will benefit greatly from his strategy development, scale-up experience and commercial insights as we continue to advance siratose through the development process and into the commercialization stage. We believe Tom’s market knowledge and his strong industry relationships will be an invaluable asset as we continue the process of exploring all strategic alternatives for Senomyx.”

Erdmann added: "It is an honor to join the Senomyx Board of Directors, and I look forward to leveraging my unique industry experiences and relationships in this new role. The food and beverage industry continues to seek reduced calorie, great tasting natural solutions, and I believe Senomyx has a competitive advantage in the discovery of novel natural high intensity sweeteners. I look forward to supporting the company’s efforts through strategic decision-making as we work to provide significant value to our shareholders."

Snyder concluded: “We’d also like to thank Mike Herman for the many substantial contributions he’s made to our Company over the years. Both in his committee service and in evaluating strategic and financial opportunities, Mike was an instrumental component of our team. We wish him continued success in his future endeavors.”

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition in 2018, statements regarding new collaboration agreements and the anticipated funding we may receive, statements relating to potential strategic alternatives and whether any such transactions will occur and statements about whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners. Risks that contribute to the uncertain nature of the forward-looking statements include: we are dependent on our current and any future product discovery and development collaborators for our research and development funding; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Relations:
Dave Humphrey	Matt Glover and Tom Colton
Vice President, Finance	Liolios Group, Inc.
Senomyx, Inc.	949-574-3860
858-646-8305	SNMX@liolios.com
dave.humphrey@senomyx.com